Exhibit 99.4

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	July 30,	October 30,
	2017	2016

Assets

Current assets:
Cash and cash equivalents	$340,572	$314,074
Accounts receivable	91,812	92,636
Inventories	25,668	22,081
Other current assets	10,558	12,795

Total current assets	468,610	441,586

Property, plant and equipment, net	501,720	506,434
Intangible assets, net	18,320	19,854
Other assets	19,948	20,114

Total assets	$1,008,598	$987,988

Liabilities and Equity

Current liabilities:
Current portion of long-term borrowings	$5,541	$5,428
Accounts payable and accrued liabilities	73,769	75,889

Total current liabilities	79,310	81,317

Long-term borrowings	57,776	61,860
Other liabilities	16,384	19,337

Photronics, Inc. shareholders' equity	739,282	710,363
Noncontrolling interests	115,846	115,111
Total equity	855,128	825,474

Total liabilities and equity	$1,008,598	$987,988